UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2015

Cardica, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-51772 (Commission File Number)	94-3287832 (IRS Employer Identification No.)

900 Saginaw Drive, Redwood City, CA (Address of Principal Executive Offices)	94063 (Zip Code)

Registrant’s telephone number, including area code: (650) 364-9975

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 5, 2015, Cardica, Inc. announced that the Board of Directors has appointed Thomas J. Palermo as Cardica’s chief operating officer effective November 16, 2015. As chief operating officer, Mr. Palermo will be responsible for all aspects of research and development, operations and regulatory affairs, and will report directly to the Julian Nikolchev, Cardica’s president and chief executive officer.

Mr. Palermo, age 53, brings close to 30 years of medical device development and management expertise to Cardica. Most recently, he served acting CEO of UlceRx, a start-up chronic wound care company, where he was responsible for overseeing all aspects of the company’s business. Prior to UlceRx, Mr. Palermo was president and CEO of ReVascular Therapeutics (acquired by Boston Scientific in 2011), where he was responsible for overseeing all aspects of the company’s business and where he revamped the technology platform to meet the market demand for the TruePath CTO Device system. Prior to ReVascular Therapeutics, he served as vice president of operations and engineering at Ensure Medical where he was responsible for regulatory, clinical, quality assurance, research and development and operations for the development of ExoSeal bio-absorbable femoral closure device. Prior to Ensure Medical, he served in a variety of escalating roles related to engineering, operations, research and development and business development at a variety of medical device companies. He received his B.S. degree in Technical Management from New Hampshire College and holds more than 40 issued and pending patents.

Cardica has entered into an employment agreement with Mr. Palermo, pursuant to which Mr. Palermo will receive: (a) an annual salary of $310,000; (b) an annual maximum bonus of 35% of his annual base salary; (c) contingent upon stockholder approval of a new equity incentive plan, a stock option to purchase 1,630,400 shares of Cardica common stock with an exercise price equal to the closing price of Cardica common stock on the date of grant; and (d) 100% vesting of his equity awards in the event of a change of control of Cardica and either termination of his employment with the company without cause or his resignation of employment for good reason.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardica, Inc. (Registrant)
Date: November 6, 2015	/s/ Robert Y. Newell
Robert Y. Newell, Chief Financial Officer